EXHIBIT 10.21

CIBER, INC.
AMENDED AND RESTATED 2004 INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Unless otherwise defined herein, the terms defined in the CIBER, Inc. Amended and Restated 2004 Incentive Plan (the “Plan”) will have the same defined meanings in this Global Restricted Stock Unit Agreement, which includes the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant attached hereto as Exhibit A (the “Restricted Stock Unit Terms”) and the Appendix to Global Restricted Stock Unit Agreement attached hereto as Exhibit B (the “Appendix”) (collectively, the “Award Agreement”).
NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name (“Participant”):    _____________________________
Address:                _____________________________
Participant has been granted the right to receive an Award of Restricted Stock Units (each, a “Restricted Stock Unit”) over shares of the Company’s Common Stock (“Shares”), subject to the terms and conditions of the Plan and the Award Agreement, as follows:
Date of Grant
Number of Restricted Stock Units
Vesting Commencement Date
Vesting Schedule:
Subject to Section 3 of the Restricted Stock Unit Terms or any acceleration provisions contained in the Plan or set forth in the Restricted Stock Unit Terms, the Restricted Stock Units will vest in accordance with the following schedule:
___________ of the Restricted Stock Units will vest on the __ month anniversary of the Vesting Commencement Date; thereafter, an additional ___________ will vest on each __ month anniversary of the Date of Grant, such that the Award of Restricted Stock Units will be fully-vested __ months after the Date of Grant.
By Participant’s electronic acceptance of the Award of Restricted Stock Units through an online acceptance procedure established by the Company at E*TRADE Financial Services, Inc. or such other stock plan service provider as may be selected by the Company in the future, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the Award Agreement, which are made a part of this document. Participant has reviewed the Plan and Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any changes in Participant’s residence address which may occur from time to time.

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
Capitalized terms used but not defined in this Exhibit A shall have the same meanings assigned to them in the Plan and/or the Notice of Grant.

1.Grant. The Company hereby grants to the individual named in the Notice of Grant (“Participant”) an Award of Restricted Stock Units, subject to all of the terms and conditions of the Plan, which is incorporated herein by reference, and the terms and conditions of the Award Agreement, which includes the Notice of Grant, the Restricted Stock Unit Terms and the Appendix. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Award Agreement, the terms and conditions of the Plan will prevail.
1.    Issuance of Shares. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company to deliver one Share upon vesting of the Restricted Stock Unit. Unless and until the Restricted Stock Units vest in the manner set forth in Section 3 or 5, Participant will have no right to payment of any such Restricted Stock Units. Any Restricted Stock Units that vest will be paid out in whole Shares issued to Participant (or, in the event of Participant’s death in accordance with Section 6), subject to Participant satisfying any obligations for Tax-Related Items, on or as soon as practicable after vesting, but in each case within sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under the Award Agreement. Any fractional Shares that vest shall be rounded up to the next whole Share.
2.    Vesting Schedule. Subject to Section 5, the Restricted Stock Units granted by the Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in favor of Participant in accordance with any of the provisions of the Award Agreement, unless Participant’s Service has been continuous from the Date of Grant until the date such vesting occurs.
3.    Section 409A. It is the intent of the Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under the Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under the Award Agreement, as the Company determines are necessary or appropriate to ensure that this Award qualifies for exemption from, or complies with the requirements of, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A; provided, however, that the Company makes no representation that this Award will be exempt from, or will comply with, Section 409A, and makes no undertakings to preclude Section 409A from applying to this Award or to ensure that it complies with Section 409A. For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the Restricted Stock Units are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto. For purposes of the Award Agreement, “Section 409A” means Section 409A of the Code, and any final U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, as each may be amended from time to time.
4.    Termination of Service. Notwithstanding any contrary provision of the Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination of Service, shall be treated as described below:

(a)In the event Participant’s Service terminates due to Participant’s death or disability, any portion of this Award that is unvested as of the date of Participant’s termination of Service will be fully vested.
(b)    Notwithstanding any contrary provision of the Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination of Service, for any or no reason other than due to death or Disability (including, without limitation, termination due to retirement), will be immediately forfeited, and Participant’s right to acquire any Shares hereunder will immediately terminate.
(c)    For purposes of the Restricted Stock Units, Participant’s Service will be considered terminated as of the date Participant is no longer actively providing services to the Company (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any) and will not be extended by any notice period (e.g., Participant’s period of Service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Share Units (including whether Participant may still be considered to be providing services while on an approved leave of absence).

5.    Death. Any distribution or delivery to be made to Participant under the Award Agreement will, if Participant is then deceased, be made to Participant’s legal heirs or representatives of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.    Responsibility for Taxes.
(a)    Participant acknowledges that, regardless of any action taken by the Company or, if different, the Affiliate employing or retaining Participant (the “Service Recipient”), the ultimate liability for all Tax-Related Items, is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient, as applicable. Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or payment of the Restricted Stock Units, the issuance of Shares in payment of the vested Restricted Stock Units, the subsequent sale of Shares acquired upon vesting and the receipt of any dividends or dividend equivalents, if applicable; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)    Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Service Recipient and/or their agent to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from Participant’s wages or other cash compensation; (ii) withholding from the proceeds of sale of Shares issued to Participant, either through a voluntary sale or a mandatory sale arranged by the Company on Participant’s behalf (pursuant to this Section 7(b) without need of further authorization); (iii) withholding Shares otherwise issuable pursuant to the vested Restricted Stock Units sufficient to satisfy the Tax-Related Items; or (iv) by any other method deemed by the Company to comply with applicable laws. If the obligation for Tax-Related Items is satisfied by withholding Shares, the Company will withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates. If the Shares are sold to cover the obligation for Tax-Related Items, the Company may use other applicable withholding rates, including maximum applicable rates, in which case Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. Further, if the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(c)    Finally, Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.    Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Participant is holder of record of the Shares as certificates representing such Shares (which may be in book entry form) have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
8.    Nature of Grant. In accepting this Award of Restricted Stock Units, Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    this Award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)    all decisions with respect to future grants of restricted stock units or other grants, if any, will be at the sole discretion of the Company;
(d)    the Award of Restricted Stock Units and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming a Service relationship and shall not interfere with the right of the Company and/or the Service Recipient, as applicable, to terminate Participant’s Service at any time;
(e)    Participant is voluntarily participating in the Plan;

(f)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of the same, are not intended to replace any pension rights or compensation;
(g)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of the same, are not part of normal or expected compensation or “earnings” for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service that Participant may provide as director of an Affiliate;
(j)    unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by the Award Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s services (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is providing services, or the terms of Participant’s employment or service agreement, if any), and in consideration of this Award of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, the Service Recipient, or any other Affiliate, waives his or her ability, if any, to bring any such claim, and releases the Company, the Service Recipient, and any other Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(l)    in addition to subsections (a) through (k) above, the following provisions will also apply if Participant is providing services outside the U.S.:
(i)    the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value from same, are not part of normal or expected compensation, “earnings” or salary for any purpose; and
(ii)    none of the Company, the Service Recipient or any other Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the U.S. dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting.
9.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Award Agreement and all other aspects of Participant’s participation in the Plan before taking any action related to the Plan.
10.    Data Privacy. Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in the Award Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Company, the Service Recipient and any other Affiliate for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
Participant understands that the personal data may include certain personal information about Participant, including, without limitation, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”).
Participant understands that Data will be transferred to E*TRADE Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future (the “Designated Broker”), which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of Data may be located in the U.S. or elsewhere, and that a recipient’s country of operation (e.g., the U.S.) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the U.S., he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Participant authorizes the Company, the Designated Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the U.S., he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her Service and career with the Service Recipient will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock Units or other Awards or administer or maintain such Awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.
Finally, upon request of the Company or the Service Recipient, Participant agrees to provide an executed data privacy consent form or agreement to the Service Recipient or the Company (or any other agreements or consents that may be required by the Service Recipient or the Company) that the Company and/or the Service Recipient may deem necessary to obtain under the data privacy laws in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

11.    Notice. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at CIBER, Inc., 6312 South Fiddler’s Green Circle, Suite 600E, Greenwood Village, Colorado 80111 U.S.A., or at such other address as the Company may hereafter designate in writing.
12.    Limits on Transfer. Except to the limited extent provided in Section 11.4 of the Plan, this Award of Restricted Stock Units and the rights and privileges conferred hereby may not be pledged, encumbered, hypothecated, assigned, transferred or otherwise disposed of in any way (whether by operation of law or otherwise) and will not be subject to any lien, obligation, or liability of Participant. Upon any attempted action in contravention hereof, the Restricted Stock Units and the rights and privileges conferred hereby immediately will become null and void.
13.    Successors and Assigns. The Company may assign any of its rights under the Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, the Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns and inure to the benefit thereof. The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.
14.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
15.    Severability. In the event that any provision in the Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Award Agreement.
16.    Modifications to the Award Agreement. Participant agrees to be bound by any termination, suspension or modification of the terms of the Plan regardless of whether notice is given to Participant of such event. The Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, as authorized under Section 4 hereof or as provided in Section 15.2 of the Plan, or to facilitate compliance with applicable law. Further, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Except as otherwise provided in this Section 17, modifications to this Award Agreement or the Plan that materially and adversely affect this Award of Restricted Stock Units can be made only in an express written agreement executed by Participant and a duly authorized officer of the Company.
17.    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by Participant or any other Participant.
18.    Governing Law and Venue. This Award Agreement will be governed by the laws of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation will be conducted in the courts of Arapahoe County,

Colorado, or the federal courts for the United States for the District of Colorado, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.
19.    Language. If Participant has received the Award Agreement or any other document related to the Restricted Stock Units or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.
21.    Appendix. Notwithstanding any provision of the Award Agreement, this Award of Restricted Stock Units shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the terms and conditions for such country will apply to Participant to the extent the Company determines that the application of such terms and conditions to Participant is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of the Award Agreement.
22.    Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the Shares or rights to the Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and Participant is advised to speak to his or her personal advisor on this matter.
23.    Entire Agreement. The Plan is incorporated herein by reference. The Plan and the Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. Participant expressly warrants that he or she is not accepting the Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.

EXHIBIT B
APPENDIX TO
GLOBAL RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan, the Notice of Grant or the Restricted Stock Unit Terms.
Terms and Conditions
This Appendix includes additional terms and conditions that govern Participant’s participation in the Plan if Participant works and/or resides in one of the countries listed below. If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes), or Participant transfers employment or residence to a different country after the Restricted Stock Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will apply to Participant.
Notifications
This Appendix also includes information regarding certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2015. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out-of-date at the time Restricted Stock Units vest or Participant sells any Shares acquired upon vesting.
In addition, the information contained herein is general in nature and may not apply to Participant’s particular situation and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her individual situation.
If Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes), or if Participant relocates to a different country after the Restricted Stock Units are granted, the notifications contained in this Appendix may not be applicable to Participant in the same manner.

AUSTRALIA
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units granted hereunder may be settled in Shares only.
Australian Offer Document. The offer of the Restricted Stock Units is intended to comply with the provisions of the Corporations Act 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC Class Order [CO 14/1000].  Additional details are set forth in the Offer Document for the offer of Restricted Stock Units to Australian residents, which was distributed to Participant with the Plan documentation.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Participant.
Securities Law Information. If Participant acquires Shares under the Plan and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. Participant should consult with his or her personal legal advisor before making any such offer in Australia.
CANADA
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units are payable in Shares only.
Vesting Schedule and Termination Period. The following provision supplements Section 5(c) of the Restricted Stock Unit Terms:
For purposes of the Restricted Stock Units, Participant’s Service shall be considered terminated as of the earlier of (i) the date on which Participant’s Service is terminated; (ii) the date on which Participant receives a written notice of termination of Service, regardless of any notice period or period of pay in lieu of notice required under any employment law in the country where Participant resides (including, without limitation, statutory law, regulatory law, and/or common law), even if such law is otherwise applicable to Participant’s benefits from the Service Recipient; or (iii) the date on which Participant is no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and regardless of whether later found to be invalid or in breach of employment laws in the jurisdiction where Participant is engaged or the terms of any employment or service agreement) and, unless otherwise expressly provided in this Award Agreement or determined by the Committee, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date; the Committee shall have the exclusive discretion to determine when Participant’s Service has terminated for purposes of the Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

The following provision will apply if Participant is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressemente souhaité que la convention [Award Agreement], ainsi que de tous les documents, avis donnés et procédures judiciaries executés donnés ou intentés en vertu de, ou lié, directement ou indirectement, relativement à la présente convention, so ient rediges en langue anglaise.
Data Privacy. The following provision supplements Section 11 of the Restricted Stock Unit Terms (Data Privacy):
Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, the Service Recipient and any other Affiliate to disclose and discuss such information with their advisors. Participant further authorizes the Company, the Service Recipient and any other Affiliate to record such information and to keep such information in Participant’s employment file.
Notifications
Securities Law Information. The sale or other disposal of Shares acquired through the Plan should take place through the Designated Broker outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
Foreign Asset/Account Reporting Information. Foreign property must be reported on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds C$100,000 at any time during the calendar year. Foreign property includes any Shares acquired under the Plan and may include unvested Restricted Stock Units. Unvested Restricted Stock Units also must be reported on Form T1135 (generally at a nil cost) if the C$100,000 threshold is exceeded due to other foreign property held by Participant. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at vesting, but if Participant owns other shares, this ACB may have to be averaged with the ACB of other shares. If due, the Form T1135 must be filed at the same time Participant files his or her annual tax return. Participant should consult with his or her personal tax advisor for details regarding this requirement.
DENMARK
Terms and Conditions
Nature of Grant. The following provision supplements Section 9 of the Restricted Stock Unit Terms (Nature of Grant):
By accepting this Award of Restricted Stock Units, Participant acknowledges, understands, and agrees that this Award of Restricted Stock Units relates to future services to be performed and is not a bonus or compensation for past services.

Danish Stock Option Act. By accepting this Award of Restricted Stock Units, Participant acknowledges that he or she has received the Employer Statement translated into Danish, which is being provided to comply with the Danish Stock Option Act.
Notifications
Tax Reporting Information. If Participant holds Shares acquired under the Plan in a brokerage account with a broker or bank outside Denmark, Participant is required to inform the Danish Tax Administration about the account. For this purpose, Participant must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by Participant and may be signed by the applicable broker or bank where the account is held. In the likely event that the broker or bank does not sign the Form V, Participant is solely responsible for providing certain details regarding the foreign brokerage account and the Shares in the account to the Danish Tax Administration as part of his or her income tax return. By signing the Form V, Participant authorizes the Danish Tax Administration to examine the account.
In addition, if Participant opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Participant is also required to inform the Danish Tax Administration about this account. To do so, Participant must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Participant and by the applicable broker or bank where the account is held, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Form K, which Participant should do at the time he or she submits the Form K. By signing the Form K, Participant (and the broker/bank to the extent the exemption is not granted) undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, Participant authorizes the Danish Tax Administration to examine the account.
Foreign Asset/Account Reporting Information. If Participant establishes an account holding Shares or cash outside of Denmark, Participant must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)

SPECIAL NOTICE FOR EMPLOYEES IN DENMARK
EMPLOYER STATEMENT

Pursuant to Section 3(1) of the Act on Stock Options in employment relations (the “Stock Option Act”), you are entitled to receive the following information regarding the CIBER, Inc. (the “Company”) Amended and Restated 2004 Incentive Plan (the “Plan”) in a separate written statement. This statement contains only the information mentioned in the Stock Option Act, while the other terms and conditions of your grant of restricted stock units or performance stock units (your “Award”) are described in detail in the Plan and the Global Restricted Stock Unit Agreement or Global Performance Stock Unit Agreement (as applicable), which includes the Notice of Grant, the Terms and Conditions and the Appendix (collectively, the “Award Agreement”), which have been made available to you.

As set forth in Section 1 of the Stock Option Act, the Stock Option Act only applies to “employees” as that term is defined in Section 2 of the Stock Option Act. If you are a member of the registered management of the Company’s affiliate in Denmark or otherwise do not satisfy the definition of employee, you will not be subject to the Stock Option Act and this Employer Statement will not apply to you.

1.    Date of Grant

The grant date of your Award is the date that the committee of the Board of Directors of the Company appointed to administer the Plan (the “Committee”) approved a grant for you.

2.    Terms or Conditions for Award grant

All employees, non-employee directors and consultants of the Company and its affiliates who meet the eligibility requirements in the Plan are eligible to participate in the Plan. The grant of your Award under the Plan is offered at the sole discretion of the Company. The Company may decide, in its sole discretion, not to make any grants of Awards to you in the future. Under the terms of the Plan and the Award Agreement, you have no entitlement or claim to receive future grants of an Award or other awards.

3.    Vesting Date or Period

Your Award shall vest according to the vesting schedule set forth in the applicable Award Agreement, unless vested or terminated earlier for the reasons set forth in the Award Agreement and subject to Section 5 of this statement. Your Award shall be converted into an equivalent number of Company common stock upon vesting.

4.    Exercise Price

No exercise price is payable upon the vesting of your Award and the issuance of shares of the Company’s common stock (“Common Stock”) to you in accordance with the vesting/settlement schedule described above.

5.    Rights upon termination of employment

Pursuant to the terms of the Stock Option Act, the treatment of your Award upon termination of employment will be determined under Sections 4 and 5 of the Stock Option Act unless the terms contained in the Plan and the applicable Award Agreement are more favorable to you than Sections 4 and 5 of the Stock Option Act. If the terms contained in the Plan and the applicable award agreement are more favorable to you, then such terms will govern the treatment of your Award upon termination of employment.

In the event of any other inconsistency between the Stock Option Act and the Plan and the applicable Award Agreement, the Plan and the applicable Award Agreement shall prevail.

6.    Financial Aspects of Participating in the Plan

The grant of your Award has no immediate financial consequences for you. It is not until vesting of your Award and the subsequent sale of shares acquired at settlement that you may realize any income under the Plan. The value of your Award is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.

Shares of Common Stock are financial instruments and investing in Common Stock will always have financial risk. The possibility of profit at the time of vesting will not only be dependent on the Company’s financial development, but also, inter alia, on the general development on the stock market. In addition, the future value of Company shares is unknown and cannot be predicted with certainty.

The Company shall have the authority to satisfy any Tax-Related Items (as defined in the Plan) related to your participation in the Plan by any of the means set forth in the applicable Award Agreement. This statement does not address the possible tax implications of the grant or vesting of the Award or the sale of any shares acquired under the Plan. You are encouraged to discuss this matter with your personal financial or tax advisor.

CIBER, Inc.
6312 South Fiddler's Green Circle, Suite 600E
Greenwood Village, Colorado 80111
U.S.A.

FINLAND
There are no country-specific provisions.
GERMANY
Notifications
Exchange Control Information. If Participant remits proceeds in excess of €12,500 into or out of Germany, such amount must be reported monthly to the German Federal Bank (Bundesbank). In the case of payments in connection with securities (including proceeds realized upon the sale of Shares or the receipt of any cash dividends), the report must be filed electronically by the fifth day of the month following the month in which the payment was received. The form of report (Allgemeine Meldeportal Statistik) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. Participant should consult his or her personal legal advisor regarding this requirement.
INDIA
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units are payable in Shares only.
Notifications
Exchange Control Information. Proceeds from the sale of Shares must be repatriated to India within ninety (90) days after receipt. Further, any dividends received in relation to the Shares must be repatriated to India within one hundred eighty (180) days after receipt. Participant should maintain any foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Service Recipient requests proof of repatriation. Participant should consult with his or her personal legal advisor regarding this requirement.
Foreign Asset/Account Reporting Information.  Foreign bank accounts and any foreign financial assets (including Shares held outside India) must be declared by Indian taxpayers in their annual tax return. Participant should consult his or her personal tax advisor regarding this requirement.
NETHERLANDS
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. If Participant holds foreign securities (including Shares) and maintains accounts abroad, Participant may be required to file certain reports with the National Bank of Poland.

Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN7,000,000, Participant must file a report on the transactions and balances of the accounts on a quarterly basis.
Further, if Participant transfers funds in excess of €15,000 into Poland in connection with the sale of Shares or the receipt of dividends, the funds must be transferred via a bank account. Participant is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
Participant should consult his or her personal legal advisor regarding this requirement.
SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 9 of the Restricted Stock Unit Terms (Nature of Grant):
By accepting the Restricted Stock Units, Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.
Participant understands and agrees that, as a condition of the Award of Restricted Stock Units, Participant’s termination of Service will automatically result in cancellation and loss of any unvested Restricted Stock Units as of the date of termination.
Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be providing services to the Company or an Affiliate throughout the world. This decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliate other than as expressly set forth in the Award Agreement. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any Shares issued upon vesting of the Restricted Stock Units are not a part of any employment or service contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever.
Further, Participant understands and agrees that, unless otherwise expressly provided for by the Company or set forth in the Plan or the Award Agreement, the Restricted Stock Units will be cancelled without entitlement to any Shares underlying the Restricted Stock Units if Participant’s Service is terminated for any reason, including, without limitation: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985. The Company, in its sole discretion, shall determine the date when Participant’s Service has terminated for purposes of the Restricted Stock Units.
In addition, Participant understands that this grant would not be made to Participant but for the assumptions and conditions referred to above; thus, Participant acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Restricted Stock Units shall be null and void.

Notifications
Securities Law Information. The Restricted Stock Units described in the Award Agreement do not qualify under Spanish regulations as a security.  No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with this Award of Restricted Stock Units. The Award Agreement has not been, nor will it be, registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information. To the extent that Participant holds rights or assets (e.g., Shares, cash, etc.) in a bank or brokerage account outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year, information on such rights and assets must be reported on his or her tax return for such year. Shares acquired under the Plan constitute securities for purposes of this requirement, but the unvested Restricted Stock Units should not be considered an asset or right for purposes of this requirement.
If applicable, the assets or rights must be reported on Form 720 by no later than March 31 following the end of the relevant year. After such assets or rights are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets or rights increases by more than €20,000 (as of each subsequent December 31), if the Shares previously declared are transferred or if an account previously declared is closed. Failure to comply with this reporting requirement may result in penalties to Participant.
Participant should consult his or her personal tax advisor regarding these requirements.
Exchange Control Information. In the event that Participant acquires Shares under the Plan, Participant must declare such acquisition to the Spanish Dirección General de Comercio Internacional e Inversiones (the “DGCI”), the Bureau for Commerce and Investments, which is a department of the Ministry of Economy and Competitiveness. The ownership of any Shares also must be declared by filing a Form D-6 with the Directorate of Foreign Transactions each January while such Shares are owned. In addition, if the value of the Shares acquired or sold exceeds the applicable threshold (currently €1,502,530) (or if Participant holds 10% or more of the share capital of the Company or such other amount as would entitle Participant to join the Board), the filing is due within one month after the acquisition or sale.
In addition, any account balances/positions and transactions with non-residents of Spain, such as accounts held outside of Spain (including brokerage accounts) and investment in non-Spanish instruments, where the balance as of December 31 of the prior tax year or value during the prior tax year (or, as the case may be, the current year) exceeding €1,000,000 must be declared electronically to the Bank of Spain.
Participant should consult his or her personal legal advisor regarding this requirement.
SWEDEN
There are no country-specific provisions.

UNITED KINGDOM
Terms and Conditions
Form of Settlement. Notwithstanding any discretion contained in the Plan or anything to the contrary in the Award Agreement, the Restricted Stock Units are payable in Shares only.
Tax Withholding. The following provision supplements Section 7 (Responsibility for Taxes) of the Restricted Stock Unit Terms:
If payment or withholding of the Tax-Related Items is not made within ninety (90) days after the end of the U.K. tax year (April 6 - April 5) in which the event giving rise to the Tax-Related Items occurs or such other period specified in Section 222(1)(c) of Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by Participant to the Service Recipient, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Service Recipient may recover it at any time thereafter by any of the means referred to in the Plan or the Award Agreement.
Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of and subject to Section 13(k) of the Exchange Act), Participant will not be eligible for such a loan to cover the income tax due and the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and employee National Insurance contributions (“NICs”) may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Service Recipient (as appropriate) for the value of any employee NICs due on this additional benefit, which may be recovered from Participant by the Company or the Service Recipient at any time thereafter by any of the means referred to in Section 8 of the Restricted Stock Unit Terms.